CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Putnam Investment Funds:

We consent to the use of our report, dated November 8, 2018, with respect to the financial statements and financial highlights of Putnam Government Money Market Fund, a series of Putnam Investment Funds, included herein, and to the references to our firm under the captions Financial Highlights in the prospectus and Independent Registered Public Accounting Firm and Financial Statements in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
January 24, 2019